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                                                                       Exhibit 4

                              [CasTech Letterhead]

                                                 August 22, 1996

To Our Stockholders:

    I am pleased to inform you that on August 19, 1996 CasTech Aluminum Group Inc. entered into an Agreement and Plan of Merger (the "Merger Agreement") with Commonwealth Aluminum Corporation and CALC Corporation, a wholly owned subsidiary of Commonwealth Aluminum Corporation, pursuant to which CALC Corporation has commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares of CasTech Common Stock for $20.50 per share. Under the Merger Agreement, the Offer will be followed by a merger (the "Merger") in which any remaining shares of CasTech Common Stock will be converted into the right to receive $20.50 per share in cash, without interest.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT CASTECH'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMMON STOCK PURSUANT TO THE OFFER.

    In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including, among other things, the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, CasTech's financial advisor, that the consideration to be received by the holders of Common Stock in the Offer and the Merger is fair to such holders from a financial point of view.

    In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated August 22, 1996, of CALC Corporation, together with related materials, including a Letter of Transmittal, to be used for tendering your shares of Common Stock. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. I urge you to read the enclosed material carefully.

                                        Sincerely,

                                        /s/ Norman E. Wells, Jr.
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                                        Norman E. Wells, Jr.
                                        President and Chief Executive Officer